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                                                                       EXHIBIT 8

                         [LATHAM & WATKINS LETTERHEAD]

                                 April 30, 1996

Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, CA 90210

             Re:  Hilton Hotels Corporation Registration
                  Statement on Form S-3 (File Number 333-02321)
                  -------------------------------------------------------------

Ladies/Gentlemen:

    You have requested our opinion concerning the material federal income tax consequences expected to result to holders from the purchase, ownership, exchange and disposition of the % Convertible Subordinated Notes due 2006 (the "Notes") and the Common Stock of Hilton Hotels Corporation into which the Notes may be converted, in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on April 8, 1996 (File No. 333-02321), as amended by Amendment No. 1 filed with the Commission on the date hereof (collectively, the "Registration Statement").

    The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, it is our opinion that the material federal income tax consequences are accurately set forth under the heading "Certain Federal Income Tax Considerations" in the Registration Statement. No opinion is expressed as to any matter not discussed therein.

    This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.

    This opinion is rendered to you solely for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference of our firm under the heading "Certain Federal Income Tax Considerations."

                                          Very truly yours,

                                          LATHAM & WATKINS